Exhibit (j) under Form N-1A
                                             Exhibit 23 under Item 601/ Reg. S-K





            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, and Class F Shares' Prospectus for Federated Strategic Income Fund and "Independent Registered Public Accounting Firm" in the Class A, Class B, Class C, and Class F Shares' Statement of Additional Information for Federated Strategic Income in Post-Effective Amendment Number 42 to the Registration Statement (Form N-1A, No. 33-43472) of Federated Fixed Income Securities, Inc. and to the incorporation by reference of our reports dated January 12, 2007 on Federated Strategic Income Fund (one of the portfolios constituting Federated Fixed Income Securities, Inc.) included in the Annual Report to Shareholders for the fiscal year ended November 30, 2006.





/s/ Ernst & Young LLP
Boston, Massachusetts
January 25, 2007